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                HEFTEL BROADCASTING CORPORATION AND SUBSIDIARIES
               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                       (In Thousands, Except Per-Share Data)

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                                                                 Three Months
                                      Year Ended December 31,       Ended          Year Ended September 30,
                                     --------------------------  December 31  -----------------------------------
                                         1998          1997         1996         1996          1995         1994
                                     ------------  ------------  -----------  ----------   ----------   ----------
EARNINGS:
Income (loss) from continuing
  operations                         $   26,884    $   18,772   $    2,064   $  (29,157)  $    4,319   $    2,489
Preferred stock dividends                     -             -            -           23           27          184
                                     ----------    ----------   ----------   ----------   ----------   ----------
Net income (loss) applicable to
  common stockholders                $   26,884        18,772   $    2,064   $  (29,180)  $    4,292   $    2,305
                                     ----------    ----------   ----------   ----------   ----------   ----------
                                     ----------    ----------   ----------   ----------   ----------   ----------

BASIC EARNINGS PER SHARE:
Continuing operations                $     0.55    $     0.45   $     0.09   $    (1.41)  $     0.21   $     0.25
Discontinued operations                       -             -            -        (0.49)       (0.03)       (0.03)
Extraordinary loss                            -             -            -        (0.36)           -        (0.19)
                                     ----------    ----------   ----------   ----------   ----------   ----------
Net income (loss) per share          $     0.55    $     0.45   $     0.09   $    (2.26)  $     0.18   $     0.03
                                     ----------    ----------   ----------   ----------   ----------   ----------
                                     ----------    ----------   ----------   ----------   ----------   ----------
DILUTED EARNINGS PER SHARE:
Continuing operations                $     0.54          0.45   $     0.09   $    (1.41)  $     0.20   $     0.22
Discontinued operations                       -             -            -        (0.49)       (0.03)       (0.03)
Extraordinary loss                            -             -            -        (0.36)           -        (0.16)
                                     ----------    ----------   ----------   ----------   ----------   ----------
Net income (loss) per share          $     0.54          0.45   $     0.09   $    (2.26)  $     0.17   $     0.03
                                     ----------    ----------   ----------   ----------   ----------   ----------
                                     ----------    ----------   ----------   ----------   ----------   ----------

NUMBER OF SHARES ON WHICH NET INCOME
  (LOSS) PER SHARE IS BASED:
Weighted average common shares
  before dilutive effect of
  common stock equivalents               49,021        41,671       23,095       20,590       20,021        9,137

Common stock equivalents:
  Stock options                             318           120            -            -        1,590        1,632
  Employee Stock Purchase Plan                9             -            -            -            -            -
                                     ----------    ----------   ----------   ----------   ----------   ----------
Weighted average common shares           49,348        41,791       23,095       20,590       21,611       10,769
                                     ----------    ----------   ----------   ----------   ----------   ----------
                                     ----------    ----------   ----------   ----------   ----------   ----------
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